Exhibit 2

Securities Purchase Agreement

By and Among

Tontine Capital Partners, L.P.,

Tontine Capital Overseas Master Fund, L.P.

and

Miscor Group, Ltd.

November 30, 2007

TABLE OF CONTENTS

Page

ARTICLE 1 Definitions		1

ARTICLE 2 Purchase and Sale of Shares		3

2.1	Purchase of Shares	3
2.2	Purchase Price and Form of Payment; Delivery	3
2.3	Closing Date	3

ARTICLE 3 Buyers’ Representations and Warranties		4

3.1	Organization and Qualification	4
3.2	Authorization; Enforcement	4
3.3	Securities Matters	4
3.4	Information	5
3.5	Restrictions on Transfer	5

ARTICLE 4 Representations and Warranties of the Company		5

4.1	Organization and Qualification	5
4.2	Authorization; Enforcement	6
4.3	Capitalization; Valid Issuance of Shares	6
4.4	No Conflicts	7
4.5	SEC Documents; Financial Statements.	7
4.6	Absence of Certain Changes	8
4.7	Absence of Litigation	8
4.8	Patents, Copyrights	9
4.9	Tax Status	9
4.10	Permits; Compliance.	9
4.11	Environmental Matters	10
4.12	Title to Property	11
4.13	No Investment Company or Real Property Holding Company	11
4.14	No Brokers	11
4.15	Registration Rights	11
4.16	Exchange Act Registration	11
4.17	Labor Relations	11
4.18	Transactions with Affiliates and Employees	11
4.19	Insurance	11
4.20	Approved Acquisitions of Shares; No Anti-Takeover Provisions	12
4.21	ERISA	12
4.22	Company Shareholders of Record	12
4.23	Disclosure	12

ARTICLE 5 Covenants		12

5.1	Form D; Blue Sky Laws	12
5.2	Use of Proceeds	12
5.3	Expenses	13
5.4	No Integration	13

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5.5	Board Designee(s)	13
5.6	Observation Rights	13
5.7	Participation in Future Issuances	13
5.8	Future Acquisitions	13
5.9	Reverse Stock Split and Amendment to Amended and Restated Articles of Incorporation.	13

ARTICLE 6 Conditions To The Company’s Obligation		14

6.1	Delivery of Transaction Documents	14
6.2	Payment of Purchase Price	14
6.3	Representations and Warranties	14
6.4	Litigation	14

ARTICLE 7 Conditions to The Buyers’ Obligation		14

7.1	Delivery of Transaction Documents; Issuance of Shares	15
7.2	Martell Option Amendment	15
7.3	Representations and Warranties	15
7.4	Consents	15
7.5	Litigation	15
7.6	Opinion	15
7.7	No Material Adverse Change	15
7.8	Board Approval	15
7.9	Irrevocable Proxy	15
7.10	Closing Certificate	15
7.11	Secretary’s Certificate	16
7.12	Certificate of Existence	16

ARTICLE 8 Indemnification		16

8.1	Indemnification by the Company	16
8.2	Notification	16

ARTICLE 9 Governing Law; Miscellaneous		17

9.1	Governing Law	17
9.2	Counterparts; Electronic Signatures	17
9.3	Headings	17
9.4	Severability	17
9.5	Entire Agreement; Amendments	17
9.6	Notices	17
9.7	Successors and Assigns	18
9.8	Third Party Beneficiaries	18
9.9	Publicity	19
9.10	Further Assurances	19
9.11	No Strict Construction	19
9.12	Rights Cumulative	19
9.13	Survival	19
9.14	Knowledge	19

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SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT, dated as of November 30, 2007, is entered into by and among MISCOR GROUP, LTD., an Indiana corporation (the “Company”), and the investors identified on the signature page hereto (each a “Buyer” and collectively, the “Buyers”).

RECITALS:

A.            The Buyers desire to provide financing to the Company, and the Company desires to obtain financing from the Buyers, upon the terms and conditions set forth in this Agreement, in connection with the Company’s proposed acquisition of 3D Services, Ltd. (“Target”);

B.            To fund the above-described financing, the Buyers desire to purchase and the Company desires to issue and sell, upon the terms and conditions set forth in this Agreement, 83,333,333 shares of common stock, no par value per share of the Company; and

C.            The Company and the Buyers are executing and delivering this Agreement in reliance upon the exemptions from securities registration afforded by Section 4(2) of the 1933 Act and Rule 506;

D.            In connection with the transactions contemplated by this Agreement, the Company and the Buyers desire to amend the Registration Rights Agreement.

AGREEMENT

NOW THEREFORE, the Company and the Buyers hereby agree as follows:

ARTICLE 1
DEFINITIONS

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“2007 SEC Documents” has the meaning set forth in Section 3.4.

“Action” means any action, suit claim, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation against or affecting the Company, any of its Subsidiaries or any of their respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), public board, stock market, stock exchange or trading facility.

“Agreement” means this Securities Purchase Agreement.

“Amended Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement executed and delivered contemporaneously with this Agreement, pursuant to which the Company has agreed under certain circumstances to register the resale of the Shares and other shares of Common Stock held by the Buyers under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

 “Buyer” and “Buyers” have the meaning set forth in the preamble.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Common Stock” means the Company’s common stock, no par value per share.

“Company” has the meaning set forth in the preamble.

“Convertible Debentures Consent” has the meaning set forth in Section 4.4.

“Environmental Laws” has the meaning set forth in Section 4.11.

“ERISA” has the meaning set forth in Section 4.21.

“GAAP” has the meaning set forth in Section 4.5.

“Hazardous Materials” has the meaning set forth in Section 4.11.

“Initial Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of January 18, 2007, by and among the Company, TCP and TCOMF, pursuant to which the Company issued and sold, and TCP and TCOMF purchased, 62,500,000 shares of the Company’s common stock.

“Intellectual Property” has the meaning set forth in Section 4.8.

“Investment Company” has the meaning set forth in Section 4.13.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other law, rule, regulation, order, judgment, decree, ordinance, policy or directive, including those entered, issued, made, rendered or required by any court, administrative or other governmental body, agency or authority, or any arbitrator.

“Martell Option Amendment” means the amendment to the Conversion Option, dated September 12, 2005, among John A. Martell, Magnetech Industrial Services, Inc. and the Company.

“Material Adverse Effect” means any material adverse effect on the business, operations, assets, financial condition or prospects of the Company.

“Permits” has the meaning set forth in Section 4.10.

“Per Share Purchase Price” means an amount equal to the lesser of (a) $0.24; and (b) the closing price of the Company’s Common Stock on the trading day one day prior to the earlier of (i) the Closing Date; and (ii) the announcement of the Closing.

“Purchase Price” has the meaning given in Section 2.2.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of January 18, 2007, by and among the Company, TCP and TCOMF, pursuant to which the Company has agreed under certain circumstances to register the resale of the Shares under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

“Restated Irrevocable Proxy” has the meaning given in Section 7.9.

 “Rule 506” means Rule 506 of Regulation D promulgated under the 1933 Act.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 4.5.

“Shares” means the 83,333,333 shares of Common Stock being issued and sold under this Agreement.

“Subsidiaries” means with respect to the Company, Magnetech Industrial Services, Inc., an Indiana corporation, Martell Electric, LLC, an Indiana limited liability company, HK Engine Components, LLC, an Indiana limited liability company, Ideal Consolidated, Inc., an Indiana corporation and Magnetech Power Services, LLC, an Indiana limited liability company.

“TCOMF” means Tontine Capital Overseas Master Fund, L.P., a Cayman Islands limited partnership.

“TCP” means Tontine Capital Partners, L.P., a Delaware limited partnership.

“Transaction Documents” means this Agreement, the Amended Registration Rights Agreement, the Martell Option Amendment and any other documents contemplated by this Agreement.

“Transfer Instructions” has the meaning set forth in Section 2.2.

ARTICLE 2
PURCHASE AND SALE OF SHARES

2.1           Purchase of Shares.  Subject to the terms and conditions of this Agreement, on the Closing Date, the Company shall issue and sell the Shares and each Buyer shall purchase from the Company the number of Shares as is set forth below such Buyer’s name on the signature page hereto.

2.2           Purchase Price and Form of Payment; Delivery.  On the Closing Date each Buyer shall pay an amount per Share equal to the Per Share Purchase Price for each Share to be issued and sold to it at the Closing, for a total purchase price of $20,000,000 (the “Purchase Price”).  The Purchase Price shall be paid by wire transfer of immediately available funds in accordance with the Company’s written instructions.  At the Closing, upon payment of the Purchase Price therefore by the Buyers, the Company will deliver irrevocable written instructions (“Transfer Instructions”) to the transfer agent for the Company’s Common Stock to issue certificates representing the Shares registered in the name of each Buyer and to deliver such certificates to or at the direction of each Buyer.  The Company shall not have the power to revoke or amend the Transfer Instructions without the written consent of the Buyers.

2.3           Closing Date.  Subject to the satisfaction (or written waiver) of the conditions set forth in Article 6 and Article 7 below, the closing of the transactions contemplated by this Agreement shall be held on November 30, 2007, or such other time as may be mutually agreed upon by the parties to this Agreement (the “Closing Date”), at the offices of Barack Ferrazzano Kirschbaum & Nagelberg LLP, 200 West Madison Street, Suite 3900, Chicago, Illinois 60606 or at such other location or by such other method (including exchange of signed documents) as may be mutually agreed upon by the parties to this Agreement (“Closing”).

ARTICLE 3
BUYERS’ REPRESENTATIONS AND WARRANTIES

Each Buyer represents and warrants to the Company that:

3.1           Organization and Qualification.  Each of the Buyers is an entity of the type identified on the signature page hereto, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with full power and authority to purchase the Shares and otherwise perform its obligations under this Agreement and the other Transaction Documents.

3.2           Authorization; Enforcement.  This Agreement and each of the other Transaction Documents to be executed by the Buyers and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by, and duly executed and delivered on behalf of, such Buyer.  This Agreement and each of the other Transaction Documents to be executed by the Buyers constitutes the valid and binding agreement of such Buyer enforceable in accordance with its terms, except as such enforceability may be limited by:  (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws in effect that limit creditors’ rights generally; (ii) equitable limitations on the availability of specific remedies; and (iii) principles of equity.

3.3           Securities Matters.  In connection with the Company’s compliance with applicable securities laws:

a.             Such Buyer understands that the Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States and state securities laws and that the Company is relying upon the truth and accuracy of, and such Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemption and the eligibility of such Buyer to acquire the Shares.

b.             Such Buyer is purchasing the Shares for its own account, not as a nominee or agent, for investment purposes and not with a present view towards resale, except pursuant to sales exempted from registration under the 1933 Act, or registered under the 1933 Act as contemplated by the Registration Rights Agreement.

c.             Such Buyer is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the 1933 Act, and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares.  Such Buyer understands that its investment in the Shares involves a significant degree of risk.  Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares.

d.             Such Buyer is not acting as an underwriter for the sale of the Shares to the public or to others.  Such Buyer is not a member of the National Association of Securities Dealers, Inc. (“NASD”) and for a period of 12 months prior to the date of this Agreement, has not been affiliated or associated with any company, firm, or other entity that is a member of the NASD.

e.             Such Buyer is not executing this Agreement and purchasing the Shares as a result of (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

3.4           Information.  Such Buyer has conducted its own due diligence examination of the Company’s business, financial condition, results of operations, and prospects.  In connection with such investigation, such Buyer and its representatives (i) have reviewed the Company’s annual report on Form 10-K for the year ended December 31, 2006, the Company’s quarterly reports on Form 10-Q for the three most recently concluded interim periods, the Company’s Registration Statements on Form S-1 and Form S-1/A filed on November 1, 2005, May 4, 2006, October 11, 2006, November 2, 2006 and July 13, 2007, the Company’s Registration Statements on Form S-8 filed on March 23, 2007 and June 22, 2007 and the Company’s Current Reports on Form 8-K or Form 8-K/A filed in 2007 (and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits to such documents) incorporated by reference therein, being hereinafter referred to herein as the “2007 SEC Documents”), and (ii) have been given an opportunity to ask questions, to the extent such Buyer considered necessary, and have received answers from, officers of the Company concerning the business, finances and operations of the Company and information relating to the offer and sale of the Shares, and (iii) have received or had an opportunity to obtain such additional information as they deem necessary to make an informed investment decision with respect to the purchase of the Shares.

3.5           Restrictions on Transfer.  Such Buyer understands that except as provided in the Registration Rights Agreement, the issuance of the Shares has not been and is not being registered under the 1933 Act or any applicable state securities laws. Such Buyer may be required to hold the Shares indefinitely and the Shares may not be transferred unless (i) the Shares are sold pursuant to an effective registration statement under the 1933 Act, or (ii) such Buyer shall have delivered to the Company an opinion of counsel to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be reasonably acceptable to the Company. Such Buyer understands that until such time as the resale of the Shares has been registered under the 1933 Act as contemplated by the Amended Registration Rights Agreement or otherwise may be sold pursuant to an exemption from registration, certificates evidencing the Shares may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates evidencing such Shares):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAW OF ANY STATE.  THE SHARES MAY NOT BE SOLD OR OFFERED FOR SALE UNLESS THEY HAVE FIRST BEEN SO REGISTERED OR UNLESS THE COMPANY RECEIVES A WRITTEN OPINION FROM LEGAL COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s Disclosure Schedule attached hereto, and subject to any information contained in the 2007 SEC Documents, the Company represents and warrants to the Buyers that:

4.1           Organization and Qualification.  The Company has no subsidiaries other than the Subsidiaries.  The Company and each of its Subsidiaries is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, with corporate or limited liability company power and authority to own, lease, use and operate its properties and to carry on its business as now operated and conducted.  The Company and each of its Subsidiaries is duly qualified as a foreign corporation or limited liability company to do business and is in good standing in each jurisdiction in which its ownership or use of property or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.  Neither the Company nor any Subsidiary is in violation of any provision of its respective certificate or articles of incorporation, partnership agreement, bylaws or other organizational or charter documents, as the same may have been amended.

4.2           Authorization; Enforcement.  The Company has all requisite corporate power and authority to enter into and perform this Agreement and each of the other Transaction Documents to be executed by the Company and to consummate the transactions contemplated hereby and thereby and to issue the Shares, in accordance with the terms hereof and thereof.  The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby (including without limitation, the issuance of the Shares) have been duly authorized by the Company’s Board of Directors and no further consent or authorization of the Company, its Board of Directors, or its shareholders is required.  This Agreement and each of the other Transaction Documents have been duly executed and delivered by the Company.  This Agreement and each of the other Transaction Documents will constitute upon execution and delivery by the Company, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by:  (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws in effect that limit creditors’ rights generally; (b) equitable limitations on the availability of specific remedies; (c) principles of equity (regardless of whether such enforcement is considered in a proceeding in law or in equity); and (d) to the extent rights to indemnification and contribution may be limited by federal securities laws or the public policy underlying such laws.

4.3           Capitalization; Valid Issuance of Shares.  As of the date hereof, and immediately prior to the closing of the Company’s proposed acquisition of Target, the authorized capital stock of the Company consists of 300,000,000 shares of Common Stock, of which 188,488,472 shares are issued and outstanding, and no shares are held by the Company as treasury shares, and 20,000,000 shares of preferred stock, of which no shares are issued and outstanding.  All of such outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable.  The Shares have been duly authorized and when issued pursuant to the terms hereof will be validly issued, fully paid and nonassessable and will not be subject to any encumbrances, preemptive rights or any other similar contractual rights of the shareholders of the Company or any other person.  No shares of capital stock of the Company are subject to preemptive rights or any other similar rights of the shareholders of the Company or any liens or encumbrances imposed through the actions or failure to act of the Company.  As of the date hereof, and immediately prior to the closing of the Company’s proposed acquisition of Target, the Company had outstanding warrants to purchase 8,161,542 shares of Common Stock, 8,752,026 shares issuable upon the conversion of the Company’s subordinated debt, options to purchase 1,815,000 shares of Common Stock issued under its 2005 Stock Option Plan, as well as 405,000 shares of restricted Common Stock issued under its 2005 Restricted Stock Plan.  As of the date of this Agreement, except to the extent described in the preceding sentence and Schedule 4.3 attached hereto, (i) there are no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of the Company or any of its Subsidiaries, or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock, (ii) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of its or their securities under the 1933 Act (except the Amended Registration Rights Agreement), and (iii) there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders other than the Initial Securities Purchase Agreement) that will be triggered by the issuance of the Shares.  Except (x) for the Restated Irrecvocable Proxy, (y) as set forth in Section 5.9 below, or (z) as may be described in any documents which have been publicly filed by any of the Company’s shareholders, to the Company’s knowledge, there are no agreements between the Company’s shareholders with respect to the voting or transfer of the Company’s capital stock or with respect to any other aspect of the Company’s affairs.  The Martell Option Amendment has been executed and delivered by all parties thereto and is in full force and effect.

4.4           No Conflicts.  The execution, delivery and performance of this Agreement and each of the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of Shares) will not (a) conflict with or result in a violation of any provision of the Amended and Restated Articles of Incorporation, as amended, of the Company or the Amended and Restated Code of By-Laws, as amended, of the Company, (b) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture, patent, patent license or instrument to which the Company or any of its Subsidiaries is a party, or (c) result in a violation of any Legal Requirement (including federal and state securities laws and regulations and regulations of any self-regulatory organizations to which the Company or its securities are subject) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect).  Neither the Company nor any of its Subsidiaries is in violation of its Certificate or Articles of Incorporation, bylaws or other organizational documents and neither the Company nor any of its Subsidiaries is in default (and no event has occurred which with notice or lapse of time would result in a default) under, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would give to others any rights of termination, amendment, acceleration or cancellation of, any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any property or assets of the Company or any of its Subsidiaries is bound or affected, except for possible defaults as would not, individually or in the aggregate, have a Material Adverse Effect.  Except (x) for any consents required to be provided by the holders of the Company’s 6% subordinated convertible debentures, due February 28, 2008 (the “Convertible Debentures Consent”), and (y) with respect to any filings or notices related to the issuance of the Shares to be filed with the OTC Bulletin Board, if any, and as required under the 1933 Act and any applicable state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency, regulatory agency, self regulatory organization or stock market or any third party in order for it to execute, deliver or perform any of its obligations under the Transaction Documents.  All consents, authorizations, orders, filings and registrations that the Company is required to effect or obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof.

4.5           SEC Documents; Financial Statements.

a.          Since December 31, 2004, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1933 Act and the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits to such documents) incorporated by reference therein, being hereinafter referred to herein as the “SEC Documents”), or has timely filed for a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension.  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC

Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

b.     As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes, year end adjustments or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  Except as set forth in the financial statements of the Company included in the SEC Documents, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to September 30, 2007, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in such financial statements, which, individually or taken in the aggregate would not reasonably be expected to have a Material Adverse Effect.

c.     The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the 1934 Act).  Such disclosure controls and procedures:  (A) are designed to ensure that material information relating to the Company and its Subsidiaries is made known to the Company’s chief executive officer and its chief financial officer by others within those entities, particularly during the periods in which the Company’s reports and filings under the 1934 Act are being prepared, (B) have been evaluated for effectiveness as of the end of the most recent annual period reported to the SEC, and (C) are effective to perform the functions for which they were established.  Neither the auditors of the Company nor the Board of Directors of the Company has been advised of: (x) any significant deficiencies or material weaknesses in the design or operation of the internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the 1934 Act) of the Company that have materially affected the Company’s internal control over financial reporting; or (y) any fraud, whether or not material, that involves management or other employees who have a role in the internal controls over financial reporting of the Company

4.6           Absence of Certain Changes.  Except for the transactions contemplated by the Transaction Documents, or as set forth on Schedule 4.6, since December 31, 2006, (a) the Company and each of its Subsidiaries has conducted its business only in the ordinary course, consistent with past practice, and since that date, no changes have occurred which would reasonably be expected to have a Material Adverse Effect; and (b) the Company has not incurred any liabilities (contingent or otherwise) other than: (i) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice, and (i) liabilities not required to be reflected on the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC.

4.7           Absence of Litigation.  Except as set forth in Schedule 4.7, there is no Action pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company or any of its Subsidiaries that (a) adversely affects or challenges the legality, validity or enforceability of this Agreement, or (b) would, if there were an unfavorable decision, have or reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  There has not been, and to the knowledge of the Company, there is not pending any investigation by the SEC involving the Company or any current or former director or officer of the Company (in his or her capacity as such).  The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the 1934 Act or the 1933 Act.

4.8           Patents, Copyrights.  The Company and each of its Subsidiaries owns or possesses the requisite licenses or rights to use all patents, patent applications, patent rights, inventions, know-how, trade secrets, copyrights, trademarks, trademark applications, service marks, service names, trade names and copyrights (“Intellectual Property”) necessary to enable it to conduct its business as now operated (and, to the Company’s knowledge, as presently contemplated to be operated in the future); there is no claim or Action by any person pertaining to, or proceeding pending, or to the Company’s knowledge threatened, which challenges the right of the Company or of a Subsidiary with respect to any Intellectual Property necessary to enable it to conduct its business as now operated and to the Company’s knowledge, the Company’s or its Subsidiaries’ current products and processes do not infringe on any Intellectual Property or other rights held by any person, except where any such infringement would not reasonably be expected to have a Material Adverse Effect.

4.9           Tax Status.  The Company and each of its Subsidiaries has made or filed all federal, state and foreign income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.  The Company has not executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, state or local tax.

4.10         Permits; Compliance.

a.          The Company and each of its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, “Permits”), and there is no Action pending or, to the knowledge of the Company, threatened regarding suspension or cancellation of any of the Permits.  Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, any of the Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

b.          Since December 31, 2006, no event has occurred or, to the knowledge of the Company, circumstance exists that (with or without notice or lapse of time): (i) would reasonably be expected to constitute or result in a violation by the Company or any of its Subsidiaries, or a failure on the part of the Company or its Subsidiaries to comply with, any Legal Requirement; or (ii) would reasonably be expected to give rise to any obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except in either case that would not reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received any notice or other communication from any regulatory authority or any other person, nor does the Company have any knowledge regarding: (x) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (y) any actual, alleged, possible or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except in either case that would not reasonably be expected to have a Material Adverse Effect.

c.          The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder that are applicable to it and has taken reasonable steps such that the Company expects to be in a position to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder at such time as Section 404 becomes applicable to the Company.

d.          The Company is, and has reason to believe that for the foreseeable future it will continue to be, in compliance with all applicable rules of the OTC Bulletin Board.  The Company has not received notice from the OTC Bulletin Board that the Company is not in compliance with the rules or requirements thereof.  The issuance and sale of the Shares under this Agreement does not contravene the rules and regulations of the OTC Bulletin Board, and no approval of the shareholders of the Company is required for the Company to issue the Shares as contemplated by this Agreement.

4.11         Environmental Matters.  “Environmental Laws” shall mean, collectively, all Legal Requirements, including any federal, state, local or foreign statute, laws, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.  Except for such matters as could not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect or as set forth on Schedule 4.11: (a) the Company and its Subsidiaries have complied and are in compliance with all applicable Environmental Laws; (b) without limiting the generality of the foregoing, the Company and its Subsidiaries have obtained, have complied, and are in compliance with all Permits that are required pursuant to Environmental Laws for the occupation of their respective facilities and the operation of their respective businesses; (c) none of the Company or its Subsidiaries has received any written notice, report or other information regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities (including fines, penalties, costs and expenses), including any investigatory, remedial or corrective obligations, relating to any of them or their respective facilities arising under Environmental Laws, nor, to the knowledge of the Company is there any factual basis therefore; (d) there are no underground storage tanks, polychlorinated biphenyls, urea formaldehyde or other hazardous substances (other than small quantities of hazardous substances for use in the ordinary course of the operation of the Company’s and its Subsidiaries’ respective businesses, which are stored and maintained in accordance and in compliance with all applicable Environmental Laws), in, on, over, under or at any real property owned or operated by the Company and/or its Subsidiaries; (e) there are no conditions existing at any real property or with respect to the Company or any of its Subsidiaries that require remedial or corrective action, removal, monitoring or closure pursuant to the Environmental Laws; and (f) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has contractually, by operation of law, or otherwise amended or succeeded to any liabilities arising under any Environmental Laws of any predecessors or any other Person.

4.12         Title to Property.  The Company and its Subsidiaries have good and marketable title to all real property and all personal property owned by them which is material to the business of the Company and its Subsidiaries.  Any leases of real property and facilities of the Company and its Subsidiaries are valid and effective in accordance with their respective terms, except as would not have a Material Adverse Effect.

4.13         No Investment Company or Real Property Holding Company.  The Company is not, and upon the issuance and sale of the Shares as contemplated by this Agreement will not be, an “investment company” as defined under the Investment Company Act of 1940 (“Investment Company”).  The Company is not controlled by an Investment Company.  The Company is not a United States real property holding company, as defined under the Internal Revenue Code of 1986, as amended.

4.14         No Brokers.  The Company has taken no action which would give rise to any claim by any person for brokerage commissions, transaction fees or similar payments relating to this Agreement or the transactions contemplated hereby.

4.15         Registration Rights.  Except pursuant to the Amended Registration Rights Agreement, and as otherwise set forth in Schedule 4.15 effective upon the Closing, neither the Company nor any Subsidiary is currently subject to any agreement providing any person or entity any rights (including piggyback registration rights) to have any securities of the Company or any Subsidiary registered with the SEC or registered or qualified with any other governmental authority.

4.16         Exchange Act Registration.  The Common Stock is registered pursuant to the 1934 Act, and the Company has taken no action designed to, or which, to the knowledge of the Company, is likely to have the effect of, terminating the registration of the Common Stock under the 1934 Act.

4.17         Labor Relations.  No labor or employment dispute exists or, to the knowledge of the Company, is imminent or threatened, with respect to any of the employees of the Company that has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.18         Transactions with Affiliates and Employees.  Except as set forth in the SEC Documents, and Schedule 4.18, none of the officers or directors of the Company, and to the knowledge of the Company, none of the employees of the Company, is presently a party to any transaction or agreement with the Company (other than for services as employees, officers and directors) exceeding $60,000, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.19         Insurance.  The Company and its Subsidiaries have insurance policies in full force and effect of a type, covering such risks and in such amounts, and having such deductibles and exclusions as are customary for conducting businesses and owning assets similar in nature and scope to those of the Company and its Subsidiaries.  The amounts of all such insurance policies and the risks covered thereby are in accordance in all material respects with all material contracts and agreements to which the Company and/or its Subsidiaries is a party and with all applicable Legal Requirements.  With respect to each such insurance policy:  (a) the policy is valid, outstanding and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws in effect that limit creditors’ rights generally, equitable limitations on the availability of specific remedies and principles of equity (regardless of whether such enforcement is considered in a proceeding in law or in equity); (b) neither the Company nor any of its Subsidiaries is in breach or default with respect to its obligations thereunder in any material respect; and (c) no party to the policy has repudiated, or given notice of an intent to repudiate, any provision thereof.

4.20         Approved Acquisitions of Shares; No Anti-Takeover Provisions.  The Board of Directors of the Company has unanimously approved this Agreement and taken all other requisite action such that the provisions of any anti-takeover laws and regulations of any governmental authority, including without limitation, the applicable provisions of the IBCL, and that any provisions of an anti-takeover nature adopted by the Company or any of its Subsidiaries or contained in the Company’s Amended and Restated Articles of Incorporation, Amended and Restated Code of Bylaws or the organizational documents of any of its Subsidiaries, will not apply to the Buyers, this Agreement or any of the other Transaction Documents.

4.21         ERISA.  Based upon the Employee Retirement Income Security Act of 1974 (“ERISA”), and the regulations and published interpretations thereunder: (a) neither the Company nor any of its Subsidiaries has engaged in any Prohibited Transactions (as defined in Section 406 of ERISA and Section 4975 of the Code); (b) the Company and each of its Subsidiaries has met all applicable minimum funding requirements under Section 302 of ERISA in respect to its plans; (c) neither the Company nor any of its Subsidiaries has any knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any employee benefit plan(s); neither the Company nor any of its Subsidiaries has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than its or such Subsidiary’s employees; and (e) neither the Company nor any of its Subsidiaries has withdrawn, completely or partially, from any multi-employer pension plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

4.22         Company Shareholders of Record.  As of November 28, 2007, the Company had 87 “shareholders” as defined in Section 4 of Chapter 42 of the IBCL, and is not considered an “Issuing Public Corporation” for purposes of Chapter 42 of the IBCL.

4.23         Disclosure.  The Company understands and confirms that the Buyers will rely on the representations and covenants contained herein in effecting the transactions contemplated by this Agreement and the other Transaction Documents.  All representations and warranties provided to the Buyers including the disclosures in the Company’s disclosure schedules attached hereto furnished by or on behalf of the Company, taken as a whole are true and correct and do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  No event or circumstance has occurred or information exists with respect to the Company or its Subsidiaries or its or their businesses, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

ARTICLE 5
COVENANTS

5.1           Form D; Blue Sky Laws.  Upon completion of the Closing, the Company shall file with the SEC a Form D with respect to the Shares as required under Regulation D and each applicable state securities commission and will provide a copy thereof to the Buyers promptly after such filing.

5.2           Use of Proceeds.  The Company shall use the proceeds from the sale of the Securities to complete the Acquisition and for other general business purposes.

5.3           Expenses.  At the Closing, the Company shall reimburse the Buyers for all reasonable expenses incurred by them in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the other Transaction Documents and its due diligence review of the Company, including, without limitation, reasonable attorneys’ fees and expenses, and out-of-pocket travel costs and expenses.

5.4           No Integration.  The Company shall not make any offers or sales of any security (other than the Shares) under circumstances that would require registration of the Shares being offered or sold hereunder under the 1933 Act or cause the offering of the Shares to be integrated with any other offering of securities by the Company in such a manner as would require the Company to seek the approval of its stockholders for the issuance of the Shares under any stockholder approval provision applicable to the Company or its securities.

5.5           Board Designee(s).  The parties hereto acknowledge and affirm that the Buyers shall have the right to appoint certain members of the Board of Directors as set forth in Section 5.6 of the Initial Securities Purchase Agreement.

5.6           Observation Rights.  The parties hereto acknowledge and affirm that the Buyers shall have Observation Rights (as defined in the Initial Securities Purchase Agreement) as set forth in Section 5.7 of the Initial Securities Purchase Agreement.

5.7           Participation in Future Issuances.  The parties hereto acknowledge and affirm that the Buyers shall have the right to participate in any Future Offerings (as defined in the Initial Securities Purchase Agreement) as provided in Section 5.7 of the Initial Securities Purchase Agreement.

5.8           Future Acquisitions.  The Company shall not revoke its approval (pursuant to Section 7.8 hereof) of the acquisition of up to fifty percent (50%) of the Common Stock on a fully diluted basis by the Buyers.  The Company shall use its best efforts to ensure that any future acquisitions of Common Stock by the Buyers (up to fifty percent (50%)) of the of the outstanding Common Stock on a fully diluted basis) shall not be made subject to the provisions of any anti-takeover laws and regulations of any governmental authority, including without limitation, the applicable provisions of the IBCL, and any provisions of an anti-takeover nature adopted by the Company or any of its Subsidiaries or contained in the Company’s Amended and Restated Articles of Incorporation, Amended and Restated Code of Bylaws or the organizational documents of any of its Subsidiaries.  The Buyers acknowledge and agree that they will obtain written approval from the Company’s Board of Directors before the Buyer and their affiliates acquire in excess of fifty percent (50%) of the Common Stock computed on a fully-diluted basis, provided, however that this covenant shall not apply to (a) any increase in the percentage ownership of Common Stock of the Buyers and their affiliates due to a redemption or repurchase by the Company of any of its Common Stock, or (b) any instances where the Buyers and their affiliates inadvertently acquires in excess of fifty percent (50%) of the Common Stock on a fully-diluted basis, provided that in such case the Buyers shall notify the Company in writing promptly upon discovery of such inadvertent acquisition, and the Buyers and their affiliates shall promptly take all such actions as are necessary to cure such circumstance within thirty (30) days of providing such notice unless the Company’s Board of Directors approves such inadvertent acquisition.

5.9           Reverse Stock Split and Amendment to Amended and Restated Articles of Incorporation.

a.          The Buyers acknowledge that the Company intends to effect a 1-for-25 reverse stock split of its Common Stock shortly after the date of this Agreement that would result in a reduction in the Company’s authorized Common Stock from three hundred million (300,000,000) shares to twelve million (12,000,000) shares and the redemption by the Company of any fractional shares resulting from the reverse stock split.

b.          The Company agrees to use its reasonable best efforts to call a meeting of the Company’s shareholders, not later than one hundred twenty (120) days after the date of this Agreement, for the purpose of voting on an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock thereunder: (i) from twelve million (12,000,000) shares to twenty million (20,000,000) shares if the Company completes the reverse stock split described in Section 5.9(a) above, and (ii) from three hundred million (300,000,000) shares to five hundred million (500,000,000) shares if the Company fails to complete the reverse stock split described in Section 5.9(a) above within one hundred twenty (120) days after the date of this Agreement.  The Buyers agree to vote all shares of Common Stock over which the Buyers have voting control in favor of either such proposal to amend the Company’s Amended and Restated Articles of Incorporation.

ARTICLE 6
CONDITIONS TO THE COMPANY’S OBLIGATION

The obligation of the Company hereunder to issue and sell the Shares to the Buyers at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions thereto, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion:

6.1           Delivery of Transaction Documents.  The Buyers shall have executed and delivered the Transaction Documents to the Company.

6.2           Payment of Purchase Price.  The Buyers shall have delivered the Purchase Price in accordance with Section 2.2 above.

6.3           Representations and Warranties.  The representations and warranties of the Buyers shall be true and correct in all material respects (provided, however, that such qualification shall only apply to representations or warranties not otherwise qualified by materiality) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the applicable Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the applicable Buyer at or prior to the Closing Date.

6.4           Litigation.  No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

ARTICLE 7
CONDITIONS TO THE BUYERS’ OBLIGATION

The obligation of the Buyers hereunder to purchase the Shares at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Buyers’ sole benefit and may be waived by the Buyers at any time in its sole discretion:

7.1           Delivery of Transaction Documents; Issuance of Shares.  The Company shall have executed and delivered the Transaction Documents to the Buyers, and shall deliver the Transfer Instructions to the transfer agent for the Company’s Common Stock to issue certificates in the name of each Buyer representing the Shares being purchased by such Buyer.  The Company shall deliver a copy of the Transfer Instructions to the Buyers at the Closing.

7.2           Martell Option Amendment.  The Martell Option Amendment shall have been executed and delivered by all parties thereto and shall be in full force and effect, and a copy thereof shall have been provided to the Buyers.

7.3           Representations and Warranties.  The representations and warranties of the Company shall be true and correct in all material respects (provided, however, that such qualification shall only apply to representations or warranties not otherwise qualified by materiality) as of the date when made and as of the Closing Date as though made at such time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

7.4           Consents.  Any consents or approvals required to be secured by the Company for the consummation of the transactions contemplated by the Transaction Documents, including, but not limited to, the Subordinated Debenture Consent, shall have been obtained and shall be reasonably satisfactory to the Buyers.

7.5           Litigation.  No Action shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

7.6           Opinion.  The Buyers shall have received an opinion of the Company’s counsel, dated as of the Closing Date, in form, scope and substance reasonably satisfactory to the Buyers with respect to the matters set forth in Exhibit A attached hereto.

7.7           No Material Adverse Change.  There shall have been no material adverse change in the assets, liabilities (contingent or otherwise), affairs, business, operations, prospects or condition (financial or otherwise) of the Company prior to the Closing Date.

7.8           Board Approval.  The Board of Directors of the Company shall have approved the acquisition of the Shares in writing as required by Section 5.9 of the Initial Securities Purchase Agreement and shall have adopted irrevocable resolutions approving on or prior to the Closing Date the acquisition by the Buyers and their affiliates of up to fifty percent (50%) of the Common Stock, on a fully diluted basis, including the acquisition of the Shares so that the Buyers and their affiliates are not subject to the restrictions to Section 18 or Section 19 of Chapter 43 of the Indiana Business Corporation Law, as the same may be amended.

7.9           Irrevocable Proxy.  The Buyers shall receive a restated irrevocable proxy from John A. Martell in the form attached hereto as Exhibit B (the “Restated Irrevocable Proxy”).

7.10         Closing Certificate.  The Buyers shall have received a certificate of the Company signed by an executive officer of the Company, dated as of the Closing Date, certifying that the conditions in Sections 7.2, 7.3, 7.4, 7.5 and 7.7 have been satisfied.

7.11         Secretary’s Certificate.  The Buyers shall have received a certificate of the Company, signed by an executive officer of the Company, dated as of the Closing Date, including (i) true, correct and complete copies of the resolutions of the Board of Directors referred to in Section 7.8 that were duly adopted and have not been amended or rescinded as of the Closing Date, (ii) a copy of the Company’s Bylaws and (iii) a copy of the Company’s Amended and Restated Articles of Incorporation, certified by the Secretary of State of Indiana as of a date no more than five (5) days prior to the Closing Date.

7.12         Certificate of Existence.  The Buyers shall have received a certificate of existence for the Company issued by the Secretary of State of Indiana no more than five (5) days prior to the Closing Date.

ARTICLE 8
INDEMNIFICATION

8.1           Indemnification by the Company.   The Company agrees to indemnify each Buyer and its affiliates and hold each Buyer and its affiliates harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of such Buyer’s counsel in connection with any investigative, administrative or judicial proceeding), which may be incurred by such Buyer or such affiliates as a result of any claims made against such Buyer or such affiliates by any person that relate to or arise out of (i) any breach by the Company of any of its representations, warranties or covenants contained in this Agreement or in the Transaction Documents (other than the Amended Registration Rights Agreement, which contains separate indemnification provisions), or (ii) any litigation, investigation or proceeding instituted by any person with respect to this Agreement or the Shares (excluding, however, any such litigation, investigation or proceeding which arises solely from the acts or omissions of such Buyer or its affiliates).

8.2           Notification.  Any person entitled to indemnification hereunder (“Indemnified Party”) will (i) give prompt notice to the Company, of any third party claim, action or suit with respect to which it seeks indemnification (the “Claim”) (but omission of such notice shall not relieve the Company from liability hereunder except to the extent it is actually prejudiced by such failure to give notice), specifying in reasonable detail the factual basis for the Claim, the amount thereof, estimated in good faith, and the method of computation of the Claim, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such indemnification is sought with respect to the Claim, and (ii) unless in such Indemnified Party’s reasonable judgment a conflict of interest may exist between such Indemnified Party and the Company with respect to such claim, permit the Company to assume the defense of the Claim with counsel reasonably satisfactory to the Indemnified Party.  The Indemnified Party shall cooperate fully with the Company with respect to the defense of the Claim and, if the Company elects to assume control of the defense of the Claim, the Indemnified Party shall have the right to participate in the defense of the Claim at its own expense.  If the Company does not elect to assume control or otherwise participate in the defense of the Claim, then the Indemnified Party may defend through counsel of its own choosing.  If such defense is not assumed by the Company, the Company will not be subject to any liability under this Agreement or otherwise for any settlement made without its consent (but such consent will not be unreasonably withheld or delayed). If the Company elects not to or is not entitled to assume the defense of a Claim, it will not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties with respect to the Claim, unless an actual conflict of interest exists between such Indemnified Party and any other of such Indemnified Parties with respect to the Claim, in which event the Company will be obligated to pay the fees and expenses of such additional counsel or counsels.

ARTICLE 9
GOVERNING LAW; MISCELLANEOUS

9.1           Governing Law.  This Agreement shall be enforced, governed by and construed in accordance with the laws of the State of Indiana applicable to agreements made and to be performed entirely within such state, without regard to the principles of conflict of laws.  The parties hereto hereby submit to the exclusive jurisdiction of the United States Federal Courts located in the Northern District of Indiana with respect to any dispute arising under this Agreement, the agreements entered into in connection herewith or the transactions contemplated hereby or thereby.  All parties irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding.  All parties further agree that service of process upon a party mailed by first class mail shall be deemed in every respect effective service of process upon the party in any such suit or proceeding.  Nothing herein shall affect any party’s right to serve process in any other manner permitted by law. All parties agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.  The party which does not prevail in any dispute arising under this Agreement shall be responsible for all reasonable fees and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with such dispute.

9.2           Counterparts; Electronic Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.  This Agreement, once executed by a party, may be delivered to the other party hereto by electronic transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

9.3           Headings.  The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

9.4           Severability.  In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law.  Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

9.5           Entire Agreement; Amendments.  This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and supersede all previous understandings or agreements between the parties with respect to such matters.  No provision of this Agreement may be waived other than by an instrument in writing signed by the party to be charged with enforcement.  The provisions of this Agreement may be amended only by a written instrument signed by the Company and the Buyers.

9.6           Notices.  Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective five days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a party.  The addresses for such communications shall be:

If to the Company:

MISCOR Group, Ltd.
1125 South Walnut Street
South Bend, Indiana 46619
Attention:	John A. Martell and
James M. Lewis, Esq.
Telephone:	(574) 234-8131
Facsimile:	(574) 232-7648

With copy to:

Barnes & Thornburg LLP
100 N. Michigan, Suite 600
South Bend, Indiana 46601
Attention:	Richard L. Mintz, Esq.
Telephone:	(574) 234-1171
Facsimile:	(574) 237-1125

If to the Buyers:

Tontine Capital Partners, L.P.
55 Railroad Avenue, 1st Floor
Greenwich, Connecticut 06830
Attention:	Mr. Jeffrey L. Gendell
Telephone:	(203) 769-2000
Facsimile:	(203) 769-2010

With copy to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 W. Madison Street, Suite 3900
Chicago, Illinois 60606
Attention:	John E. Freechack, Esq.
Telephone:	(312) 984-3100
Facsimile:	(312) 984-3150

Each party shall provide notice to the other party of any change in address.

9.7           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.  Neither the Company nor any Buyer shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto.

9.8           Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

9.9           Publicity.  The Company and the Buyers shall have the right to review a reasonable period of time before issuing any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Buyers, to make any press release with respect to such transactions as is required by applicable law and regulations (although the Buyers shall be consulted by the Company in connection with any such press release prior to its release and shall be provided with a copy thereof and be given an opportunity to comment thereon).  Notwithstanding the foregoing, the Company shall file with the SEC a Form 8-K disclosing the transactions herein within four (4) business days of the Closing Date and attach the relevant agreements and instruments to either such Form 8-K or the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the Buyers may make such filings as may be required under Section 13 and Section 16 of the 1934 Act.

9.10         Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

9.11         No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

9.12         Rights Cumulative.  Each and all of the various rights, powers and remedies of the parties shall be considered cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement.  The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

9.13         Survival.  Any covenant or agreement in this Agreement required to be performed following the Closing Date, shall survive the Closing Date. Without limitation of the foregoing, the respective representations and warranties given by the parties hereto shall survive the Closing Date and the consummation of the transactions contemplated herein, but only for a period of the earlier of (i) eighteen (18) months following the Closing Date and (ii) the applicable statute of limitations with respect to each representation and warranty, and thereafter shall expire and have no further force and effect; provided, however, that (a) the representations and warranties of the Company made in Sections 4.1, 4.2, 4.3 and 4.9 shall survive the Closing Date and the consummation of the transactions contemplated herein for a period of the earlier of (x) five (5) years following the Closing Date and (y) the applicable statute of limitations with respect to each such representation and warranty and (b) the representations and warranties of the Company made in Sections 4.5, 4.6 and 4.23 shall survive the Closing Date and the consummation of the transactions contemplated herein for a period of the earlier of (x) four (4) years following the Closing Date and (y) the applicable statute of limitations with respect to each such representation and warranty.

9.14         Knowledge.  The term “knowledge of the Company” or any similar formulation of knowledge shall mean, the actual knowledge of any of John A. Martell, Richard J. Mullin and James M. Lewis after reasonable inquiry made by them of the appropriate personnel or representatives of the Company or any of its Subsidiaries.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

MISCOR GROUP, LTD.

By:	/s/ John A. Martell

Title: President

BUYERS:

TONTINE CAPITAL PARTNERS, L.P.

By:	Tontine Capital Management, LLC, its general partner

	By:	/s/ Jeffrey L. Gendell
Jeffrey L. Gendell, as managing member

Total Number of Shares: 66,666,667

Total Purchase Price: $16,000,000.08

Form of Entity and Jurisdiction of Organization:

Delaware Limited Partnership

TONTINE CAPITAL OVERSEAS MASTER FUND, L.P.

By:	Tontine Capital Overseas GP, L.L.C., its general partner

	By:	/s/ Jeffrey L. Gendell
Jeffrey L. Gendell, as managing member

Total Number of Shares: 16,666,666

Total Purchase Price: $3,999,999.84

Form of Entity and Jurisdiction of Organization:

Cayman Islands Limited Partnership

EXHIBIT A

FORM OF LEGAL OPINION

1.               The Company is a corporation existing under and by virtue of the laws of the State of Indiana (the “State”). Based solely on our review of the Certificates of Existence referred to below, as of the date of such certificate the records of the Secretary of  State of the State show that the Company is in existence and that no notice of withdrawal, dissolution or expiration has been filed or taken place.

2.               Magnetech Industrial Services, Inc. is a corporation existing under and by virtue of the laws of the State. Based solely on our review of the Certificates of Existence referred to below, as of the date of such certificate the records of the Secretary of  State of the State show that Magnetech Industrial Services, Inc. is in existence and that no notice of withdrawal, dissolution or expiration has been filed or taken place.

3.               Martell Electric, LLC is a limited liability company existing under and by virtue of the laws of the State. Based solely on our review of the Certificates of Existence referred to below, as of the date of such certificate the records of the Secretary of State of the State show that Martell Electric, LLC is in existence and that no notice of withdrawal, dissolution or expiration has been filed or taken place.

4.               Ideal Consolidated, Inc. is a corporation existing under and by virtue of the laws of the State. Based solely on our review of the Certificates of Existence referred to below, as of the date of such certificate the records of the Secretary of State of the State show that Ideal Consolidated, Inc. is in existence and that no notice of withdrawal, dissolution or expiration has been filed or taken place.

5.               HK Engine Components, LLC is a limited liability company existing under and by virtue of the laws of the State. Based solely on our review of the Certificates of Existence referred to below, as of the date of such certificate the records of the Secretary of  State of the State show that HK Engine Components, LLC is in existence and that no notice of withdrawal, dissolution or expiration has been filed or taken place.

6.               Magnetech Power Services, LLC is a limited liability company existing under and by virtue of the laws of the State. Based solely on our review of the Certificates of Existence referred to below, as of the date of such certificate the records of the Secretary of  State of the State show that Magnetech Power Services, LLC is in existence and that no notice of withdrawal, dissolution or expiration has been filed or taken place.

7.               The Company has the corporate power and authority to execute, deliver and perform its obligations under each of the Transaction Agreements. The execution, delivery and performance of each of the Transaction Agreements has been duly authorized by all necessary corporate action on the part of the Company.

8.               The Company has the requisite corporate power and authority to own and operate its property and to conduct the business in which it is currently engaged.

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9.               Each of the Transaction Agreements has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

10.  The issuance, sale and delivery of the common stock of the Company to be issued and sold to the Buyers pursuant to the Purchase Agreement (the “Shares”) and the execution, delivery and performance by the Company of the Transaction Agreements and the consummation by the Company of the transactions contemplated thereby do not violate or result in a breach of or default under the Amended and Restated Articles of Incorporation of the Company, the Amended and Restated Code of By-laws of the Company, the Indiana Business Corporation Act or other laws of the State of general applicability to corporations in the State.

11.  There is no action, suit, proceeding or investigation known to us to be pending against the Company that contests or affects the execution, validity or performance of the Transaction Agreements or is likely to have a material adverse effect on the business, operations, assets, financial condition or prospects of the Company.

12.  Except for filings, authorizations or approvals contemplated by the Transaction Agreements, to our knowledge, no authorizations or approvals of, and no filings with any governmental authority of the State are necessary or required by any laws of general application to corporations in the State for the execution, delivery or performance by the Company of any of the Transaction Agreements.

13.  The Shares have been duly authorized and, when issued and sold to the Buyers after payment therefor pursuant to and in accordance with the terms of the Transaction Agreements and upon delivery, will be validly issued, fully paid and non-assessable.

14.  To our knowledge, except as set forth in the Purchase Agreement or disclosed in any Schedule included in the Disclosure Schedule to the Purchase Agreement, the issuance of the Shares in accordance with the terms of the Transaction Agreements is not subject to any preemptive rights or rights of first refusal that have not been waived or complied with.

15.  Assuming that the representations, warranties and covenants of the Buyers contained in the Transaction Agreements are true, correct and complete, and that any required filings are made pursuant to Rule 503 of Regulation D as promulgated under the Securities Act of 1933, the offer, sale and issuance of the Shares to Buyers pursuant to the Purchase Agreement do not require registration under the Securities Act of 1933 and the rules promulgated thereunder as they currently exist.

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EXHIBIT B

FORM OF RESTATED IRREVOCABLE PROXY

                All capitalized terms used but not defined in this Irrevocable Proxy shall have the meanings set forth in that certain Securities Purchase Agreement, of even date herewith (the “Purchase Agreement”), by and among MISCOR Group, Ltd. (the “Company”), Tontine Capital Partners, L.P. (“Tontine”) and Tontine Capital Overseas Master Fund, L.P. (“TCOMF” and together with Tontine, the “Purchasers”).

                WHEREAS, the Company and the Purchasers entered into a Securities Purchase Agreement dated January 18, 2007 (the “Original Purchase Agreement”), pursuant to which the Company acquired 62,500,000 shares of Common Stock in the Company.

                WHEREAS, in connection with the Original Purchase Agreement, John A. Martell, the President and Chief Executive Officer of the Company (“Martell”) granted to the Purchasers an irrevocable proxy on January 18, 2007 (the “Original Proxy”).

                WHEREAS, in connection with and as a condition to the closing of the transactions contemplated by the Purchase Agreement, Martell desires to restate the Original Proxy.

                FOR VALUE RECEIVED, Martell does hereby irrevocably appoint Tontine and TCOMF and each of them (and any manager or officer of Tontine or TCOMF and any other Person appointed by Tontine or TCOMF), as the attorney-in-fact, agent, and proxy of Martell (collectively, the “Proxy Holders”), with full power of substitution, with full authority to act and vote in person or by revocable proxy, written consent, or otherwise, as fully and effectively as Martell could do so in person (or by proxy, written consent, or otherwise), with respect to any and all shares of Common Stock in the Company that Martell now or hereafter owns legally, beneficially, or of record, or over which Martell has voting control (the “Subject Common Stock”), in such manner as the Proxy Holders shall, in their sole discretion, deem proper, and as may be allowable under applicable law, with respect to the following matters:  (i) the election to the Company’s Board of Directors of one or two individuals nominated by the Purchasers, as applicable, for such appointment pursuant to and in accordance with the Purchasers’ rights under Section 5.6 of the Original Purchase Agreement and Section 5.5 of the Purchase Agreement to appoint members to the Company’s Board of Directors, and (ii) solely for the purpose of enforcing the Purchasers’ rights under Section 5.8 of the Purchase Agreement and Section 5.9 of the Original Purchase Agreement, any matter coming before the stockholders of the Company that would have the effect of ensuring that future acquisitions by the Purchasers of up to 50% of the outstanding Common Stock on a fully diluted basis will not be subject to the provisions of any anti-takeover or control share laws and regulations of any governmental authority, including without limitation, the applicable provisions of the IBCL, and any provisions of an anti-takeover or control share nature adopted by the Company or any of its Subsidiaries or contained in the Company’s Amended and Restated Articles of Incorporation, Amended and Restated Code of Bylaws or the organizational documents of any of its Subsidiaries.  In addition, Martell hereby agrees, in his capacity as a director of the Company, to vote for the nomination and appointment of the Purchasers’ director representatives as set forth and as provided in Section 5.6 of the Original Purchase Agreement and Section 5.5 of the Purchase Agreement and to vote in such a manner as to enforce the Purchaser’s rights with respect to Section 5.9 of the Original Purchase Agreement and Section 5.8 of the Purchase Agreement.

                Martell hereby represents and warrants that, as of the date hereof: (1) Martell is the legal, beneficial, or record holder of the Subject Common Stock; and (2) Martell has full right, power, and capacity to grant and transfer to the Proxy Holders the voting and other rights represented hereby.

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                Martell shall not to grant to any Person any proxy or enter into any voting agreement that is inconsistent with the rights and privileges granted to the Proxy Holders in this Irrevocable Proxy.

                This Irrevocable Proxy is issued as a condition precedent to the execution and delivery by the Purchasers of the Purchase Agreement and the consummation of the transactions contemplated thereby.  Martell has obtained substantial and material benefits as a result of the consummation of the transactions contemplated by the Original Purchase Agreement and will obtain substantial and material benefits as a result of the consummation of the transactions contemplated by the Purchase Agreement.  This Irrevocable Proxy is a material inducement to the Purchasers to execute and deliver the Purchase Agreement and to consummate the transactions contemplated thereby.  This Irrevocable Proxy is coupled with an interest and is irrevocable by Martell.  This Irrevocable Proxy is effective as of the date hereof and shall terminate automatically and be of no further force and effect at such time as the Proxy Holders and their affiliates no longer have any rights under Sections 5.6 and 5.9 of the Original Purchase Agreement and Sections 5.5 and 5.8 of the Purchase Agreement.

                9.15         If any provision of this Irrevocable Proxy is adjudicated to be invalid or unenforceable, then such provision shall be deemed deleted and the remainder of this Irrevocable Proxy, nevertheless, shall remain unaffected and fully enforceable.  Further, to the extent any provision herein is deemed unenforceable by virtue of its scope, but may be made enforceable by limitation thereof, the parties hereto agree the same shall, nevertheless, be enforceable to the full extent permissible.  This Irrevocable Proxy shall be binding upon the heirs, personal representatives, executors, and assigns of Martell.

                This Irrevocable Proxy shall be enforced, governed by and construed in accordance with the laws of the State of Indiana without regard to principles of conflicts of laws.

Dated:                    , 2007

By:
John A. Martell

The undersigned, being the Proxy Holders, do hereby consent to the restatement of the Original Proxy and the granting of this Irrevocable Proxy in place thereof.

TONTINE CAPITAL PARTNERS, L.P.	TONTINE CAPITAL OVERSEAS MASTER FUND, L.P.

By:
By:
Its:
Its:

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